FOR IMMEDIATE RELEASE	Exhibit 99.1

August 14, 2015

Citizens Bancshares Corporation Announces Second Quarter 2015 Results

ATLANTA, August 14, 2015/PRNewswire-FirstCall/ -- Citizens Bancshares Corporation (OTC: CZBS) (the "Company"), the parent company of Citizens Trust Bank ("CTB"), today announced second quarter 2015 net income before preferred dividends of $348,000 compared to a net income before preferred dividends of $473,000 for the same period last year. Net income available to common shareholders for the second quarter of 2015 was $289,000, or $0.13 per diluted common share, compared to $414,000, or $0.19 per diluted common share, reported for the second quarter of 2014. The decrease is primarily attributed to a decline in interest income due to lower yields on earning assets.

Ms. Cynthia N. Day, President and Chief Executive Officer said, “I am pleased with our team’s efforts in navigating and redefining our business. We are making shifts in our delivery of service to our customers through technology and convenience in a manner that our customers deserve and expect. This also presents an opportunity for us to be more effective and efficient in our delivery of service. Consistent with our mission in keeping our customer top priority, we added human resources to our relationship banking area to ensure that our customer has an unforgettable experience in their partnership with us. We are seeing positive results from our decisions with average net loans increasing by 2% during the quarter and by 5% compared to year-end 2014.

We continue to experience headwind from a compressed net interest margin putting pressure on top line revenue, however, we continue to manage our operating expenses through efficiencies while adding resources to vital, revenue generating segments of our organization. Further, our balance sheet is well positioned to experience an improved net interest margin with the anticipated increase in interest rates. We are pursuing partnerships that will allow us to diversify our revenue stream and generate other sources of non-interest income. We are optimistic about the results of these new avenues.

Lastly, we had a successful launch in the second quarter of our mobile banking application and other online enhancements. These platform changes offer mobile check depositing, message alerts, and provide additional delivery channels to expand and grow our customer base.”

Other financial highlights:

  Average earning assets increased by $3.1 million year over year, by $1.8 million year to date, and by $5.9 million compared to the previous quarter.
  Net average loans increased by $14.0 million year over year, by $9.4 million year to date, and by $4.1 million compared to the previous quarter.
  Nonperforming loans decreased by $0.8 million during the quarter to $5.7 million, compared to the previous quarter, and represent 2.91% of loans. For the second quarter of 2015, a provision for loan losses of $50,000 was charged against operating earnings. Compared to the same period in 2014, a provision for loans was deemed not necessary.
  The bank continues to have a stable core deposit base with a high percentage of non-interest bearing deposits. Average noninterest-bearing deposits increased by $1.2 million to $90.5 million in the second quarter of 2015 from the prior quarter, and increased by $4.3 million compared to the same quarter last year.
  Total average deposits increased during the second quarter of 2015 by $2.8 million to $347 million compared to the previous quarter. On a year over year basis, total average deposits decreased by $10.6 million primarily attributable to matured certificates of deposits that were not renewed due to rates. At June 30, 2015, the Company’s cost of funds was 0.20% compared to 0.23% for the same period last year.
  During the second quarter of 2015, the net interest margin on a fully tax equivalent basis declined to 3.33% compared to 3.56% for the same period last year primarily due to lower rates on earning assets.
  Total non-interest income increased by $42,000 compared to the same quarter last year primarily due to gains realized on the sale of securities.

  Non-interest expenses are closely managed and declined by $43,000 and $129,000 compared to the same three and six months period last year.
  Capital levels remain well above regulatory capitalization standards. At June 30, 2015, both the Company and the Bank’s capital position exceed the well capitalized minimum levels required by regulation.

	2nd	2nd
(In thousands, expect per share data)	Quarter	Quarter
	2015	2014	Change
Income Statement
Net income available to common shareholders	$289	$414	(30.2%)
Net income per diluted common share	0.13	0.19	(31.6%)
Total revenues	4,223	4,404	(4.1%)
Provision for loan losses	50	—	100.0%
Noninterest income	1,059	1,017	4.1%
Noninterest expense	3,580	3,623	(1.2%)

Balance Sheet
Average loans, net	193,284	179,290	7.8%
Average deposits	347,098	357,671	(3.0%)

Capital
Total capital (to risk weighted assets)	25%	19%
Tier 1 capital (to risk weighted assets)	24%	18%
Tier 1 Common equity (to risk weighted assets)	20%	N/A
Tier 1 capital (to average assets)	12%	11%

Citizens Trust Bank prides itself on offering a full range of quality products and services throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Through its parent company, Citizens Bancshares Corporation, the Bank offers its common stock over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks, and uncertainties. More information about these factors, risks, and uncertainties is contained in our filings with the Securities and Exchange Commission.

Contact:	SOURCE: Citizens Bancshares Corporation

Citizens Bancshares Corporation

Samuel J. Cox, Chief Financial Officer
(404) 575-8306